EXHIBIT 99.4

TPT Global Tech's Partners with the 100 Sack Club for VüMe Super App Content Creation and Revenue Generation

The 100 Sack Club is a prestigious organization dedicated to recognizing NFL players who have achieved the milestone of sacking 100 quarterbacks

SAN DIEGO, CA / ACCESSWIRE / August 1, 2024 / TPT Global Tech, Inc. (OTC PINK:TPTW) (www.tptglobaltech.com), a leading innovator in the telecommunications and technology and its cutting-edge VüMe super app is excited to announce its new partnership with The 100 Sack Club https://thelegalcollectivefirm.com/100-sack-club/. This collaboration positions the company to continue to produce and deliver high quality content to fans and members, while also generating revenue through a shared model. The agreement includes the production of live podcasts, documentaries, and merchandise of and by the 100 club members, all of which participating members will be featured on the VüMe platform.

The VüMe super app, developed by TPT Global Tech, provides a comprehensive suite of features including live streaming, social networking, e-commerce, and content creation tools. This platform will allow the 100 Sack Club to engage with their audience through interactive live events and exclusive podcasts, while VüMe's robust e-commerce capabilities will support the sale of club merchandise, giving fans access to unique memorabilia. The revenue generated from these activities will be shared between the 100 Sack Club and TPT Global Tech, maximizing financial benefits for both parties.

In addition, TPT Global Tech's film production company, Blue Collar Productions, will produce high-quality documentaries for the 100 Sack Club. Blue Collar Productions, known for its recent premiere of "100 Women in Fashion" on Amazon Prime, will craft compelling stories that highlight the careers and achievements of club members, offering fans an in-depth look at their favorite players.

A key highlight of the 100 club is the induction of Deacon Jones into the 100 Sack Club. The legendary Hall of Famer, who famously coined the term "sacking the quarterback," will be posthumously honored at an exclusive event. The ceremony, taking place on Thursday, August 1, 2024, from 3:30 PM to 5:30 PM at the DoubleTree Market Ballroom in Canton, OH, will see his wife, Elizabeth Jones, accept the honor on his behalf. Deacon Jones's induction celebrates his remarkable career and lasting impact on the sport, symbolizing the power and disruption he brought to the game.

The 100 Sack Club is a prestigious organization dedicated to recognizing NFL players who have achieved the milestone of sacking 100 quarterbacks. The club aims to inspire and honor players who have made significant contributions to football.

About TPT Global Tech

TPT Global Tech, Inc. is a technology holding company based in San Diego, California. It was formed as the successor of two U.S. corporations, Ally Pharma US and TPT Global, Inc. The Company operates in various sectors including media, telecommunications, Smart City Real Estate Development, and the launch of the first super App, VüMe Live technology platform.

As a media content delivery hub, TPT Global Tech utilizes its own proprietary global digital media TV and telecommunications infrastructure platform. They offer software as a service (SaaS), technology platform as a service (PAAS), and cloud-based unified communication as a service (UCaaS) solutions to businesses worldwide. Their UCaaS services enable businesses of all sizes to access the latest voice, data, media, and collaboration features.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For more information about TPT Global Tech and its subsidiaries, please visit www.tptglobaltech.com.

For media or Investment inquiries, please contact: Rick@tptglobaltech.com

SOURCE: TPT Global Tech, Inc.